Exhibit 99.1

Certain Executive Compensation

Name of Executive	Base Salary	FY2008 Target Bonus Amount
Matthew Szulik	$600,000.00	$500,000.00
Alex Pinchev	$375,000.00	$275,000.00
Charlie Peters	$375,000.00	$275,000.00
Paul Cormier	$375,000.00	$275,000.00